Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated April 8, 2010

                                                                     J.P. Morgan
J.P. Morgan Alternative Index Multi-Strategy 5 (USD)

OVERVIEW

The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) (the "Index" or "AI
Multi-Strategy 5") provides exposure to a portfolio of absolute return strategies and aims to generate consistent positive returns with low correlation to traditional asset classes. The underlying strategies are selected from three investment styles (Momentum, Carry and Satellite) and cover several asset classes. Index weights are rebalanced monthly to target a volatility of up to 5%. The Index is algorithmic, with daily levels published to Bloomberg. The Index is constructed as an excess return index.

Investment Styles

[]   Momentum: Aims to exploit the observed tendency of many markets to trend up or down for sustained periods of time.

[]   Carry: Seeks to capitalize on the value differential between certain assets and is typically implemented by notionally buying an asset that is on a relative basis higher yielding (or lower priced) and selling an asset that is lower yielding (or higher priced).

[]   Satellite: Consists of mean reversion and short volatility strategies. Mean reversion seeks to capitalize on the view that over the short term markets are cyclical -- meaning that an upward trend is usually followed by a downward trend and vice versa. Short volatility aims to exploit the observed tendency of the implied volatility of an equity index to be higher than the volatility realized by the index.

Hypothetical historical correlation of Index to hedge fund indices, equities and bonds
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HFRI Fund Weighted Composite Index (excess return) 16%
CS Tremont Hedge Fund Index (excess return)        26%
MSCI World (excess returns)                        9%
Global Government Bonds (excess return)            14%
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Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFORMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Correlation is a number between -1 and 1 and represents the degree to which two indices move together. Correlations are based on monthly returns over the period from Dec 1996 to Feb 2010 for the hedge fund indices and on daily returns over the period from Dec 1996 to March
2010 for the equity and bond indices.

Key Features

[]   Robust approach spanning multiple investment styles and asset classes, and targeting up to a 5% volatility.

[]   Hypothetical, historical excess returns of 7.5% per annum with a volatility less than 5% and low correlation to traditional asset classes. Such performance is not indicative of future results.

[]   Constructed using instruments widely viewed to be liquid.

[]   Rules-based algorithm with daily index levels published to Bloomberg
     (ticker: AIJPM5UE)

[]   Fees: The Index level incorporates a 0.80% p.a. adjustment factor and notional transaction costs.

Hypothetical historical excess return performance --Comparison to hedge fund indices: Dec 96 to Feb 10
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Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. All indices are normalized to a value of 100 at the start date.

Hypothetical historical returns and volatilities, Dec 1996 to Feb 2010
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                                (Annualized) Annualized Sharpe
                                  Excess     Volatility Ratio
                                  Return
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AI Multi-Strategy 5                7.5%   4.0%      1.88
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HFRI Fund Weighted                 4.2%   7.7%      0.55
Composite Index (excess return)
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CS Tremont Hedge Fund Index        4.3%   7.5%      0.57
(excess return)
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Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED
PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS. Performance statistics are calculated using monthly returns. Annualized Excess Return is based on compounded performance of the excess return index over the specified period.
Annualized Volatility represents the standard deviation of monthly returns scaled to one year. The Sharpe Ratio is the Annualized Excess Return divided by the Annualized Volatility.

The AI Multi-Strategy 5 levels are net of an 80 bps p.a. adjustment factor and other adjustments relating to notional transaction costs. 'HFRI Fund Weighted
Composite Index (excess return)', 'CS / Tremont Hedge Fund (excess return)',
'MSCI World (excess return)' and 'Global Government Bonds (excess return)'
refer to the HFRI Fund Weighted Composite Index reconstructed using monthly returns from Bloomberg ticker: HFRIFWI Index, Credit Suisse Tremont Hedge Fund
Index (Bloomberg: HEDGENAV Index), the performance of MSCI World Index
(Bloomberg: GDDUWI Index) and the performance of J.P. Morgan Global Government
Bond Index' (Bloomberg: JHDCGBIG Index), respectively, each less 3 month
LIBOR.
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Telephone: 800-576-3529 Website: www.jpmorgan.com/si              April 8, 2010
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Overview of the Momentum Strategies
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Overview of the Satellite Strategies
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Overview of the Carry Strategies
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Please review the relevant product supplement we may file and any relevant term sheet or pricing supplement for further details on the J.P. Morgan Alternative
Index Multi-Strategy 5 (USD) and underlying strategies. The Index is constructed using transparent market instruments. It is not a hedge fund and does not track the performance of any hedge funds.

What are the main risks in the Index?
Any securities we may issue linked to the Index may result in a loss, and are exposed to J.P. Morgan Chase and Co. credit risk. The Index and underlying strategies have limited operating history.
The reported level of the Index and most of the underlying strategies will include the deduction of an adjustment factor. The Index may not be successful, may not outperform any alternative strategy or achieve its 5% target volatility.
The portfolio of underlying strategies may not be a diversified portfolio.
The Index involves monthly rebalancing and caps the sum of the weights of all underlying strategies, at rebalance, to 200%. It is possible, although unlikely, for the weight of a single underlying strategy to be close to 200%.
There are risks associated with momentum, carry, mean reversion or short volatility investment strategies.
The Index comprises only notional assets and liabilities. Some underlying strategies include notional short positions. Correlation of performances among the underlying strategies may reduce the performance of the Index.
The Index is an excess return index and reflects the performance of unfunded or uncollateralized investments in the assets underlying the Index.
Commodity futures contracts underlying some of the strategies are subject to uncertain legal and regulatory regimes.
Our affiliate, J.P. Morgan Securities Ltd. ("JPMSL"), is the Sponsor and
Calculation Agent for the Index and underlying strategies. JPMSL may adjust the
Index or any underlying strategy in a way that affects its level.
The Index is subject to risks associated with currency exchange, interest rates, non-US securities markets and the use of leverage and futures contracts.

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.
Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-155535
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.
Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
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Telephone: 800-576-3529 Website: www.jpmorgan.com/si               April 8, 2010
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